Exhibit 99.1
For Immediate Release
YOUBET.COM REPORTS RESULTS FOR THE THREE AND SIX-
MONTH PERIODS ENDED JUNE 30, 2008
Reports Income of $2.3 Million from Continuing Operations Before Income Taxes
Woodland Hills, CA, August 4, 2008 — Youbet.com, Inc. (NASDAQ: UBET) today announced results for the three-month and six-month periods ended June 30, 2008. For the three-month period ended June 30, 2008, income from continuing operations before income taxes was $2.3 million, versus a loss of $0.4 million in the prior-year period. Adjusted income from continuing operations before income taxes — which excludes a one-time severance payment — for the three-month period was $3.0 million, compared to an adjusted loss before income taxes of $0.4 million for the prior-year period.
The company is finalizing its evaluation of the impact, if any, of the provisions of the Tax Reform Act of 1986 on the utilization of the company’s net operating loss and tax credit carryforwards for federal tax purposes that may be limited in the three months ended June 30, 2008 and in future periods in the event of changes in ownership, as defined under the relevant federal tax rules. While we expect the evaluation will be completed prior to the filing of the Form 10-Q for the three and six month periods ended June 30, 2008, we are unable to reasonably determine and report net income and earnings per share at this time.

(in 000's)	Three months ended June 30,			Six months ended June 30,
	2008	2007	% Change	2008	2007	% Change
Total revenue	$29,239	$33,274	(12.1%)	$53,750	$61,866	(13.1%)
Gross profit (1)	$11,678	$10,980	6.4%	$21,265	$21,437	(0.8%)

Income (loss) from continuing operations before income taxes	$2,286	($391)	NM	$3,488	$191	1726.2%
Income (loss) from discontinued operations before income taxes (2)	($213)	$16	NM	($622)	$790	NM

Adjusted income (loss) from continuing operations before income taxes (3)	$3,044	($391)	NM	$4,246	$191	2123.0%

Diluted shares outstanding	41,987	42,052		41,951	43,032

Youbet Express handle	$113,779	$130,240	(12.6%)	$209,245	$244,432	(14.4%)
IRG handle	$0	$58,300	NM	$408	$145,684	NM
(1) Gross profit is total revenues less track fees, licensing fees, contract costs, equipment costs and network operations, each as calculated in accordance with accounting principles generally accepted in the United States (GAAP) and as presented on the condensed consolidated statements of operations data included with this release.
(2) Bruen Productions and International Racing Group (IRG) are reported as discontinued operations.
(3) Adjusted income (loss) from continuing operations before income taxes is not a measure of financial performance prepared in accordance with GAAP. For a reconciliation of this measure with income (loss) from continuing operations before income taxes, the most directly comparable GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” at the end of this release.
Youbet Chief Executive Officer Michael Brodsky commented: “We are pleased with our second quarter results. Improved operating efficiencies and a back-to-basics approach has provided us with our second consecutive quarter of profitability. We remain focused on growing our handle and net track revenue at Youbet Express as well as maximizing United Tote profitability.”

Segment Results

	Youbet Express			United Tote
	Three months ended June 30,			Three months ended June 30,
(in 000's)	2008	2007	% Change	2008	2007	% Change
Revenue	$22,613	$26,274	(13.9%)	$6,626	$7,000	(5.3%)
Gross profit (1)	8,732	7,951	9.8%	2,946	3,029	(2.7%)
Operating expenses	5,715	7,654	(25.3%)	1,362	1,199	13.6%
Depreciation and amortization	390	498	(21.7%)	1,582	1,651	(4.2%)

Income (loss) from operations before other income (expense) and income taxes	$2,627	($201)	NM	$2	$179	(98.9%)
Gross profit margin	38.6%	30.3%		44.5%	43.3%
(1) Gross profit for Youbet Express is total segment revenues less track fees, licensing fees, and network operations. Gross profit for United Tote is total segment revenues less contract costs and equipment costs. Each metric is calculated in accordance with GAAP and presented on the condensed consolidated statements of operations data included with this release.
Total revenue at Youbet Express for the three-month period ended June 30, 2008 fell 14% year-over-year to $22.6 million. Despite the decline in revenue, gross profit increased 10% from the same period in 2007 as a result of the company’s efforts to shift handle to higher-yielding content as well as a reduction in network costs. The improvement in gross profit, along with reduced operating expenses, resulted in income from operations before other income (expense) and income taxes of $2.6 million.
For the second quarter of 2008, total revenue at United Tote declined 5%, primarily as a result of a track closing, contract losses and lower handle on existing contracts. As a result of the decrease in revenues and a year-over-year increase in operating expenses, United Tote income from operations before other income (expense) and income taxes for the second quarter of 2008 was essentially breakeven compared to $0.2 million of income from operations in 2007.

Second Quarter 2008 Operating Results
The following table summarizes the key Youbet Express components of revenue in the three-month period ended June 30, 2008 and 2007.

	Three Months Ended June 30,
	2008	2007	Change
	(in thousands, except for Yield)
Youbet Express
Total Wagers (Handle)	$113,779	$130,240	(12.6%)

Commissions from Handle	21,792	25,303	(13.9%)
Other Revenue	821	971	(15.4%)

Total Revenue	22,613	26,274	(13.9%)

Net Track Revenue (1)	$9,215	$8,669	6.3%
Yield (2)	8.1%	6.7%	140 bps

Handle
(in thousands)
Handle Detail
2Q07 Handle	$130,240
2Q07 Lost content and lost states (3)	(20,408)

2Q07 Same-track and same-state	109,832
2Q08 Primarily same-track increase	831
2Q08 New Content	3,116

2Q08 Handle	113,779

(1)
Net track revenue is calculated as commission revenue less track and licensing fees, each as calculated in accordance with GAAP and presented in the condensed consolidated statements of operations information attached to this release and is used to calculate yield.

(2)
Yield is defined as net track revenue as a percentage of handle. The increase in Youbet Express yield for the three-month period ended June 30, 2008 compared to the prior-year period are due to contract terms, a change in track mix, and adjustments to player incentive programs. Management believes that yield is useful to evaluate profitability. Yield should not be considered an alternative to operating income or net income as indicators of financial performance, and may not be comparable to similarly titled measures used by other companies.

(3)
Represents handle wagered in the second quarter of 2007 on tracks that were not available on the Youbet Express platform in the second quarter of 2008 and by residents of Arizona, Kansas and Washington D.C.

Total revenue from continuing operations was $29.2 million, a decrease of 12% from the prior-year period.
Youbet Express revenue was $22.6 million, down 14% from second quarter 2007 based on handle of $113.8 million, a decrease of 13% from the prior-year period. Youbet Express yield in the second quarter of 2008 was 8.1%, an improvement of 140 basis points from the prior-year period primarily as a result of the shift in handle from lower-yielding TrackNet and TVG-exclusive content to higher-yielding tracks.
The decline in handle and revenue at Youbet Express was primarily attributable to the previously announced loss of TrackNet content in May 2007, as well as the previously announced decision to cease accepting wagers from customers in Arizona and Washington D.C. in September 2007 and Kansas in January 2008. Total handle from these sources and on other tracks in the Youbet platform in the second quarter of 2007, but not available in the second quarter of 2008, was $20.4 million.
Youbet Express same-track and same-state handle increased $0.8 million, or 0.8%, from the second quarter of 2007. Youbet Express handle attributable to new content was $3.1 million.

For the second quarter of 2008, totalizator contract revenue at United Tote of $6.3 million was down 5% from the prior-year period, while equipment sales were down slightly compared with 2007. Contract costs decreased 10% compared to the prior-year period to $3.9 million. This decrease was attributable to lower costs as a result of restructuring initiated during the second half of 2007. Gross profit for the first quarter of 2008 decreased 3% over the prior-year period to $2.9 million. The gross profit margin, however, increased to 44.5% from 43.3% as a result of the expense reductions initiated in late 2007.
Total operating expenses associated with continuing operations for the three months ended June 30, 2008 were $9.0 million, a decrease of $2.0 million from the prior-year period. Excluding one-time severance costs of approximately $0.8 million, total operating expenses decreased $2.8 million year-over-year to $8.2 million. Research and development costs of $0.9 million were up $0.1 million from the same period in 2007, primarily due to lower capitalization of internal software costs at United Tote. Sales and marketing costs of $1.2 million were down $2.4 million, or 68%, from 2007 levels due to management’s implementation of a more targeted marketing strategy. Total general and administrative expense, which includes payroll-related costs, transaction processing fees and professional consulting fees, was $5.0 million, an increase of $0.6 million, or 12.5%, in the second quarter of 2008 compared to the second quarter of 2007. The increase is attributable to an approximate $0.8 million severance charge related to the departure of the company’s former interim CEO and a $0.2 million increase in non-cash compensation expense — partially due to the one-time grant of performance-based stock options to the company’s new CEO and to the CEO and the current Chairman for special advisory committee service — that more than offset reduced payroll costs and lower accounting related expenses due to the company’s improved internal control environment. Total non-cash compensation expense in the second quarter of 2008 was $0.4 million compared to $0.2 million in the prior-year period. Excluding the one-time severance expense of approximately $0.8 million, general and administrative expense was $4.2 million, a decrease of 5% from the prior-year period. Depreciation and amortization was $2.0 million, a decrease of $0.2 million, or 10%, compared to the second quarter of 2007, primarily a result of lower depreciation at both Youbet Express and United Tote.
For the second quarter of 2008, the company’s income from continuing operations before income taxes, which includes Youbet Express and United Tote, was $2.3 million, compared to a loss from continuing operations before income taxes of $0.4 million, in the prior-year quarter. For the three-month period ended June 30, 2008, adjusted income from continuing operations before income taxes — which excludes the one-time severance payment — was $3.0 million, compared to a loss from continuing operations before income taxes of $0.4 million for the prior-year period.
Six Months 2008 Operating Results
Total revenue for the six months ended June 30, 2008 declined 13% to $53.8 million from $61.9 million in the prior-year period.
Youbet Express revenue for the first six months ended June 30, 2008 decreased 16% from the prior-year period to $41.8 million, based on handle of $209.2 million — a 14% drop from the comparable period in 2007. Youbet Express yield for the six months ended June 30, 2008 was 8.2%, an improvement of 90 basis points from the prior-year period.
The decline in handle at Youbet Express was primarily attributable to the previously announced loss of TrackNet content as well as the previously announced decisions to cease accepting wagers from customers in Arizona, Kansas and Washington D.C. Total handle from these sources for the six months ended June 30, 2007 was $44.2 million.
Totalizator service revenue for the six months ended June 30, 2008 declined by 2% to $12.0 million from $12.3 million in the prior year, largely due to the year-over-year revenue decline in the second quarter of 2008, as described above under “Segment Results.”

For the six months ended June 30, 2008, total cost of revenue was $32.5 million, a decrease of 20% compared to the prior-year period. Track fees, licensing fees and network costs experienced favorable year-over-year percentage change reductions of 13%, 47% and 22%, respectively. Contract costs for the six months ended June 30, 2008 decreased to $7.4 million from $8.1 million in the comparable prior-year period. Gross profit for the six months ended June 30, 2008 declined slightly to $21.3 million compared to $21.4 million in the prior year.
Total operating expenses associated with continuing operations for the six months ended June 30, 2008 decreased $3.5 million to $17.2 million, a 17% decline from the prior-year period. This includes a sales and marketing cost decrease of $3.3 million, or 58%, from 2007 levels due to management’s implementation of a more targeted marketing strategy. Total general and administrative expense for the six months ended June 30, 2008, which includes payroll-related costs, transaction processing fees and professional consulting fees, was $9.2 million, a decrease of $0.3 million, or 3%, compared to the prior-year period. The decrease is attributable to a reduction in payroll costs and lower accounting-related expenses due to the company’s improved internal control environment more than offsetting a $0.2 million increase in non-cash compensation expense and $0.8 million severance charge for the company’s former interim CEO taken in the second quarter of 2008. Total non-cash compensation expense for the six months ended June 30, 2008 was $0.6 million compared to $0.4 million in the prior-year period. Excluding the one-time severance cost of approximately $0.8 million, general and administrative costs were $8.4 million in the first half of 2008, representing an 11% year-over-year decline.
For the six months ended June 30, 2008, the company’s income from continuing operations before income taxes, which includes Youbet Express and United Tote, was $3.5 million, compared to $0.2 million in the prior-year period. Adjusted income from continuing operations before income taxes — which excludes the one-time severance payment — for the first six months of 2008 was $4.2 million, versus adjusted income from continuing operations of $0.2 million in the same period in 2007.
Capital Resources
During the second quarter, the company did not repurchase any shares; as of June 30, 2008, the company had repurchased a total of 586,766 shares for approximately $1 million. Youbet’s $10 million repurchase program allows the company to repurchase up to two million common shares in total by March 2009.

Subsequent Event
On July 10, the company announced that it would restate its financial statements as of and for the year ended December 31, 2007 and its balance sheet at March 31, 2008. On July 31, 2008, the company filed a Form 10-K/A for the year ended December 31, 2007 and a Form 10-Q/A for the quarter ended March 31, 2008. For more information regarding the restatement, see Note 2 to the consolidated financial statements in each of the Form 10-K/A and Form 10-Q/A.
Reconciliation of Non-GAAP Financial Measures
This release contains disclosure regarding the following financial measures that are not calculated in accordance with GAAP:
•	Adjusted income (loss) from continuing operations before income taxes, which excludes one-time severance costs;

•	Total operating expenses for the three months ended June 30, 2008, adjusted for one-time severance costs;

•	General and administrative expense for the three months and six months ended June 30, 2008, each adjusted for one-time severance costs.
Information needed to reconcile adjusted total operating expenses and adjusted general and administrative expense with total operating expenses and general and administrative expense to the respective most directly comparable GAAP measures appear in the text of the release under “Second Quarter 2008 Operating Results” and “Six Month 2008 Operating Results.” The following table reconciles adjusted income (loss) for continuing operations before income taxes to the most directly comparable GAAP financial measure.
Adjusted income (loss) from continuing operations before income taxes

(in 000's)	Three months ended June 30,
	2008	2007
Income (loss) from continuing operations, before income taxes	$2,286	$(391)
Severance expense	758	—
Adjusted income (loss) from continuing operations before income taxes	$3,044	$(391)
Diluted shares outstanding	41,987	42,052

	Six months ended June 30,
	2008	2007
Income from continuing operations, before income taxes	$3,488	$191
Severance expense	758	—
Adjusted income from continuing operations before income taxes	$4,246	$191
Diluted shares outstanding	41,951	43,032
Management believes that each of these non-GAAP financial measures serves as a useful supplemental measure that reflects core business performance by excluding non-recurring severance costs. Management uses these measures to assess year-over-year business segment performance, as well as overall company performance. These measures should not be considered as an alternative to net income as an indicator of our financial performance and may not be comparable to similarly titled measures used by other companies.

Conference Call Information
The company will host a conference call and webcast on Tuesday, August 5 at 9:00 a.m. Eastern time. Both the call and webcast are open to the general public.
The conference call number is 888-727-7693. Please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at http://www.youbet.com (select About Youbet.com). Please log-on 15 minutes in advance to ensure that you are connected prior to the call’s initiation. Questions and answers will be reserved for call-in analysts and investors. Following its completion, a replay of the call can be accessed for 30 days on the Internet at the above link.

YOUBET.COM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(UNAUDITED)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues
Commissions	$21,792	$25,303	$40,214	$47,675
Contract revenues	6,292	6,606	11,463	11,791
Equipment sales	333	394	498	514
Other	822	971	1,575	1,886

	29,239	33,274	53,750	61,866

Costs and expenses
Track fees	10,199	11,017	18,476	21,278
Licensing fees	2,378	5,617	4,476	8,440
Contract costs	3,859	4,305	7,395	8,065
Equipment costs	142	121	230	209
Network costs	983	1,234	1,908	2,437

	17,561	22,294	32,485	40,429

Gross profit	11,678	10,980	21,265	21,437

Operating expenses
General and administrative	4,983	4,429	9,179	9,433
Sales and marketing	1,160	3,598	2,403	5,739
Research and development	934	826	1,796	1,691
Depreciation and amortization, including intangibles	1,972	2,149	3,779	3,767

	9,049	11,002	17,157	20,630

Income (loss) from continuing operations before other income (expense) and income taxes	2,629	(22)	4,108	807

Other income (expense)
Interest income	48	185	117	384
Interest expense	(318)	(562)	(672)	(1,019)
Other	(73)	8	(65)	19

Income (loss) from continuing operations before income taxes	2,286	(391)	3,488	191

Income (loss) from discontinued operations before income taxes	(213)	16	(622)	790

Weighted average shares outstanding
Basic	41,519,024	42,052,084	41,519,024	41,874,498
Diluted	41,987,398	42,052,084	41,951,478	43,032,182

YOUBET.COM, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF SEGMENT DATA
(UNAUDITED)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenue	2008	2007	2008	2007
Advance deposit wagering segment	$22,613	$26,274	$41,789	$49,560
Totalizator services segment	6,626	7,000	11,961	12,306

	$29,239	$33,274	$53,750	$61,866

Revenue by Geographic Area
United States	$28,647	$32,673	$52,700	$60,859
International	592	601	1,050	1,007

	$29,239	$33,274	$53,750	$61,866

Reconciliation to Income Before Income Taxes
Income (loss) from operations, before other income (expense) and income tax expense (benefit)
Advance deposit wagering segment	$2,627	$(201)	$4,924	$1,853
Totalizator service segment	2	179	(816)	(1,046)

	2,629	(22)	4,108	807
Interest income	48	185	117	384
Interest expense	(318)	(562)	(672)	(1,019)
Other	(73)	8	(65)	19

Income (loss) from continuing operations before income taxes	2,286	(391)	3,488	191

Income (loss) from discontinued operations before income taxes	(213)	16	(622)	790

Depreciation and Amortization
Advance deposit wagering segment	$390	$498	$828	$950
Totalizator services segment	1,582	1,651	2,951	2,817

	$1,972	$2,149	$3,779	$3,767

About Youbet.com, Inc.
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products.
Forward-Looking Statements
This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “potential,” “continue,” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with Section 21E of the Securities Exchange Act of 1934, as amended, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. These risks, uncertainties and other factors include our ability to successfully manage expenses and execute on revenue enhancements, wagering ceasing to be legal in jurisdictions where we currently operate, and the limitation, conditioning or suspension of any of our licenses. Other risks are discussed in Youbet’s Form 10-K for the year ended December 31, 2007, and in Youbet’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
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CONTACT:

Youbet.com, Inc.	Integrated Corporate Relations
Jim Burk, CFO	William Schmitt (Investors)
818.668.2100	203.682.8200